Exhibit 99

Investor Relations:	Brian P. Callahan
Chief Financial Officer
bcallahan@spheris.com (615) 261-1551

Media Relations:	Michele Peden
Vice President, Marketing & Communication
mpeden@spheris.com (615) 261-1580
For Immediate Release
November 17, 2008
SPHERIS APPOINTS NEW CHIEF EXECUTIVE OFFICER
FRANKLIN, Tenn. (November 17, 2008) — Spheris, a leading global provider of clinical documentation technology and services, today announced the appointment of Daniel J. Kohl as the company’s president and chief executive officer, as well as a member of its board of directors.
The Spheris Board of Directors appointed Kohl to these new positions after it accepted the resignation of Steven E. Simpson, as the company’s president and chief executive officer, positions he has held since 2002. Simpson will continue as a member of the company’s senior management until January 17, 2009 and remain a member of the board of directors.
“Because of the professional and personal investments I’ve made in Spheris over the years, deciding to leave the company was a difficult decision for me to make,” said Simpson. “However, I believe that Dan’s proven experience as a successful operator makes him the right person to help navigate the company through the rapid changes occurring in the clinical documentation industry.”
Kohl brings with him more than 20 years of executive management experience in significantly growing and operating a diverse set of companies within the healthcare industry. Most recently, Kohl served as the president and CEO of Pediatric Services of America, Inc., one of the nation’s leading providers of pediatric private duty nursing and day treatment center services.
“We are very supportive of the board’s appointment of Dan Kohl as the president and chief executive officer of Spheris,” said Joel Ackerman, managing director of Warburg Pincus. “His achievements in leading companies in the healthcare information, services and product industries will be a tremendous asset as they seek to successfully operate Spheris through the final stages of its transformation to a healthcare technology and services provider.”
Ackerman added, “We thank Steve Simpson for the sound leadership he has provided Spheris over the years. His hard work, dedication and expertise played a significant part in positioning Spheris as one of the clear leaders of the clinical documentation industry.”
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Spheris Appoints New CEO

November 17, 2008
About Spheris
Spheris is a leading global provider of clinical documentation technology and services to more than 500 health systems, hospitals and group practices throughout the U.S. Spheris offers a highly advanced, Web-based technology platform blended with Spheris’ outsource services. Spheris employs approximately 5,000 skilled medical language specialists supporting the Company’s clients through a secure network. Using a Follow the Sunsm service strategy, customer support is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris’ corporate headquarters is located in Franklin, Tenn. For more information, please visit www.spheris.com.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties as described in the filings made from time to time by the Company with the Securities and Exchange Commission, including, without limitation, the following: (i) the effect our substantial indebtedness has on our ability to raise additional capital to fund our business, to react to changes in the economy or our business and to fulfill our obligations under our indebtedness, including our ability to meet financial covenants and other conditions of our senior secured credit facility and indenture governing our senior subordinated notes; (ii) our history of losses and accumulated deficit; (iii) our ability to effectively manage our global production capacity, including our ability to recruit, train and retain qualified medical language specialists and maintain high standards of quality service in our operations; (iv) our ability to adapt and integrate new technology into our clinical documentation platforms to improve our production capabilities and expand the breadth of our technology and service offerings; (v) our ability to maintain our competitive position against current and future competitors, including our ability to gain new business with acceptable operating margins and ongoing price pressures related to our technology and services and the healthcare markets in general; (vi) the reluctance of potential customers to outsource or change providers of their clinical documentation technology and services and its impact on our ability to attract new customers and increase revenues; (vii) financial and operational risks inherent in our global operations, including foreign currency exchange rate fluctuations and transfer pricing laws between the United States and India; (viii) our ability to attract, hire or retain technical and managerial personnel necessary to develop and implement technology and services to our customers; (ix) the effect on our business if we incur additional debt and assume contingent liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations; and (x) our ability to adequately protect our intellectual property rights, including our proprietary technology and the intellectual property we license from third parties.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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